PROJECT DEVELOPMENT AGREEMENT

         THIS AGREEMENT is made and entered into this 30th day of December, 1996, by and between Covol Technologies, Inc., a Delaware corporation, whose address is 3180 No. Frontage Road, Lehi, Utah 84043, ("Covol"), and CoBon Energy, L.L.C., a Utah limited liability company, whose address is 1145 East South Union Avenue, Midvale, Utah 84047, hereinafter referred to as ("CoBon"). Covol and CoBon are sometimes referred to herein as the "Parties."

         WITNESSETH:

         Whereas, Covol and CoBon are parties to that certain "License Agreement" dated September 10, 1996, in which Covol agreed to grant to CoBon the rights to develop up to 1.5 million tons of annual production capacity using Covol's patented Coal Technology, a copy of which is attached as Exhibit "A" hereto and incorporated by reference, and

         Whereas, pursuant to the License Agreement, CoBon has identified and developed a business relationship and specified projects with and has been negotiating with Pace Carbon Fuels, L.L.C., its affiliates and assigns (collectively "Pace") regarding the final aspects of a sub-license agreement respecting Pace's development and operation of coal manufacturing, briquetting or extruding facilities and related product marketing operations that will use Covol's patented Coal Technology and CoBon believes it is prepared to and can finalize a sub-license agreement with regard thereto (the "Pace Agreement," attached as Exhibit "B"), and

         Whereas it is the intent of the Parties, in consideration hereof, that CoBon will discontinue further negotiations regarding the Pace Agreement draft and CoBon and Pace will cancel the Pace Agreement and supersede it with a separate agreement between Covol and Pace, incorporating the terms hereof, and

         Whereas, the Parties wish to "carve out" the Pace Agreement from the License Agreement, whereby CoBon will relinquish the exclusive rights it had to develop the Pace projects, provided, however, that CoBon shall be entitled to receive the full value of the Pace Agreement with respect to the Qualified Tonnage hereinafter defined, including without limitation, the fulfillment of all Sub-License, Royalty and Tax Credit payment terms to have been performed by Pace, as provided herein.

         Now, therefore, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledge, the Parties, intending to be legally bound, hereby amend the License Agreement as follows:

* Confidential material has been omitted from this exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

         TERMS:

         1. The amount of production capacity developed by Pace using Covol's patented Coal Technology with respect to which CoBon will be entitled to compensation (the "Qualifying Tonnage") shall be equal to the lesser of (a) 500,000 tons, or (b) 1.5 million tons less the annual aggregate capacity ("Total Permitted Production") of all other projects developed by CoBon excluding Pace ("Other Projects").

         For example, if CoBon develops an annual aggregate capacity of 1.1 million tons of qualifying fuel with Other Projects, CoBon will be entitled to compensation for the first 400,000 tons of qualifying fuel produced each year by Pace. If CoBon develops an annual aggregate capacity of 1.5 million tons of qualifying fuel with Other Projects, CoBon will be entitled to no compensation for any qualifying fuel produced each year by Pace. If CoBon develops an annual aggregate capacity of less than 1.0 million tons of qualifying fuel with Other Projects, CoBon will be entitled to compensation for the first 500,000 tons of qualifying fuel produced each year by Pace.

         2. With respect to the Qualifying Tonnage, Covol understands that CoBon will be paid directly by Pace according to the terms of the Pace Agreement, the material fee and payment terms of which are set forth in Exhibit "C" hereto, or pursuant to an escrow arrangement to be arranged between Pace and CoBon hereafter.

         For example, if the Pace Agreement calls for Pace to pay directly to CoBon Royalty Fee payments of * per ton and Tax Credit Fee payments * per * of all Section 29 tax credits accruing to Pace per ton of qualifying fuel produced by Pace, CoBon shall receive * per ton and * per * of all Section 29 tax credits generated per ton of qualifying fuel produced each year by Pace, up to the amount of the Qualifying Tonnage, for the duration of the Pace Agreement including the Tax Credit term stated in the Pace Agreement. In no event will CoBon receive compensation relating to the Pace projects for more than the Qualifying Tonnage, nor will CoBon receive more compensation per ton than called for in the Pace Agreement.

         3. The production capacity developed by Pace will not apply against the
1.5 million tons of annual aggregate capacity to which CoBon is entitled under Paragraph 3.1 of the License Agreement. However, to the extent Qualifying Tonnage is claimed by CoBon, the Qualifying Tonnage will be included in the calculation of the License Royalty Fee under Paragraph 4.2 of the License Agreement. The Pace project will no longer be considered a CoBon project for this or any other agreement. Nothing in this Agreement will be construed to expand or diminish the annual aggregate capacity of 1.5 million tons to which CoBon is entitled under the License Agreement.

         4. For purposes of calculating the Qualifying Tonnage in Paragraph 1 of this Agreement, CoBon shall project, within ninety (90) days following the "Placed in Service" date for each facility from CoBon's Other Projects, the annual production capacity of such facility. The quantity projected will conclusively and permanently establish the annual production limit of such plant and will become part of the Total Permitted Production which will then be subtracted from the 1.5 million tons of

* Confidential material has been omitted from this Exhibit and filed separately with the Securities and Exchange Commission (the "Commission").

aggregated capacity to calculate the Qualifying Tonnage in Paragraph 1.

         5. The Parties understand that it is in their best interest to market all Section 29 related projects in an orderly and controlled manner. To that end, the Parties agree that CoBon will coordinate with Covol with respect to the submission of any Section 29 private letter ruling requests. Nothing herein shall be construed, however, to limit CoBon or its sublicensees from processing any Section 29 private letter ruling applications.

         6. Covol acknowledges and agrees that nonperformance or breach by any of CoBon's sub-licensees or assignees of any applicable provision of the License Agreement, which is not cured within thirty (30) days following receipt of a Notice of Default and results in the sub-licensee's loss of its right to use the Coal Technology, shall not be grounds to terminate or restrict the License Agreement as it pertains to any other sub-licensee of CoBon. Nothing herein shall be construed as modifying paragraph 6.3 of the License Agreement.

         7. To effectuate the Parties' intent regarding the payment to CoBon of the compensation referenced in the Pace Agreement (including Exhibit "C" excerpts) and based on the Qualifying Tonnage, the Parties agree as follows:

         (a) Sub-License fees shall be paid to CoBon at the time and as such payments are due under the Pace Agreement. CoBon will acknowledge receipt of such payments, in writing, to Covol. CoBon will make any applicable payments therefrom to Covol as required by Article 4 of the License Agreement.

         (b) Royalty and Tax Credit Fees shall be paid to CoBon at the time and as such payments are due under the Pace Agreement. To the extent that the Other Projects' production schedules do not permit calculation of the Qualifying Tonnage at the time the Pace Agreement payments are due, the Royalty and Tax Credit Fees shall be paid into an escrow account in the name of CoBon. The escrow funds shall be disbursed to CoBon, or alternatively to Covol, upon and in accordance with CoBon's furnishing the escrow agent, to be designated by the Parties, with CoBon's projection under Paragraph 4 of the annual production capacity of the Other Projects.

         8. All other provisions of the License Agreement will remain in full force and effect as if repeated herein.

         9. Notwithstanding CoBon's desire and the Parties' expectation that Pace will make payments directly to CoBon of the compensation referenced herein based upon the Qualifying Tonnage, Covol promises, immediately upon receipt thereof, to make all such payments to CoBon, in accord with the Pace Agreement, in the event Pace pays such compensation to Covol. To the extent CoBon obtains Pace's acknowledgement and agreement to make the foregoing compensation payments directly to CoBon, the foregoing guarantee shall be of no effect.

         10. In consideration hereof, CoBon relinquishes the exclusive rights it had to select and develop the Pace projects, and relinquishes any present, past or future rights it may have for any compensation with respect to the Pace projects, except as expressly provided in this Agreement, including its attachments.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer and the Agreement shall be effective as of the date first above written.

COBON ENERGY, L.L.C.                                 COVOL TECHNOLOGIES, INC.


By: /s/ Steven Nash                                  By: /s/ Brent M. Cook
  ---------------------                                -----------------------
Its: President                                       Its: President
Date: 12/30/96                                       Date: 30 December, 1996


                                 Acknowledgement

         Pace Carbon Fuels, L.L.C. ("Pace") hereby acknowledges that the draft Pace Agreement attached as Exhibit "C" and incorporated herein (i.e., Sub-License Agreement), including its payment terms (as excerpted in pertinent part in Exhibit "C"), is true, correct and accurately reflects the status and nature of the discussions and agreements to date between Pace and CoBon. Pace further acknowledges its understanding of the foregoing terms regarding CoBon's exclusive right to Sublicense the Coal Technology regarding the Pace projects and CoBon's willingness to assign and relinquish such right in consideration of the terms of this Project Development Agreement and License Addendum, including Pace's obligation to pay compensation provided for in the Pace Agreement based upon the Qualifying Tonnage directly to CoBon.

         Dated this ____ day of December, 1996.

                                           Pace Carbon Fuels, L.L.C.


                                           By:_________________________________

                                           Its:_________________________________

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